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                   [OSHKOSH B'GOSH, INC. PRESS RELEASE FORM]
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                  OSHKOSH B'GOSH, INC. ANNOUNCES SELF-TENDER
                  FOR UP TO 2,000,000 SHARES OF COMMON STOCK

     OSHKOSH, WISCONSIN--(BW) June 30, 1997--OshKosh B'Gosh, Inc. (NASDAQNMS-GOSHA), a Delaware corporation, announced today that its board of directors has authorized the Company to repurchase its common stock pursuant to a "dutch auction" self-tender offer. The self-tender will be for up to 2,000,000 shares of the Company's Class A Common Stock and/or Class B Common Stock. The tender offer price will range from $19.00 to $22.00 per share in cash, subject to market and other customary conditions. The tender offer is expected to commence Monday, June 30, 1997, and will expire at 12:00 Midnight, Eastern Time, on Tuesday, July 29, 1997, unless extended. On June 27, 1997, OshKosh Class A Common Stock was last traded at $19 3/4 per share.

     The tender offer will be subject to various terms and conditions described in the tender offer materials to be distributed to shareholders this week. Under the terms of the tender offer, OshKosh shareholders will be given the opportunity to specify prices within the Company's stated price range at which they are willing to sell their shares. Upon receipt of tenders, OshKosh will determine a final price that enables it to purchase up to 2,000,000 shares from those shareholders who agreed to sell at or below the selected purchase price. All shares purchased will be at the determined price. If more than 2,000,000 shares are tendered at or below the purchase price, there will be a proration unless OshKosh elects (in its sole discretion) to purchase the excess. The offer will not be contingent upon any minimum number of shares being tendered. OshKosh currently has 10,425,571 shares of Class A Common Stock and 1,260,704 shares of Class B Common Stock outstanding. The Class A Common Stock is listed on the Nasdaq National Market under the symbol "GOSHA." A similar listing of Class B Common Stock was terminated on June 27, 1977. The Class B Common Stock continues to be convertible into Class A Common Stock on a share for share basis at the shareholder's option. The Company indicated it intends to finance the tender offer primarily with available cash and, to a lesser extent, through its existing credit facilities.

     Neither the Company nor its board of directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares. Each shareholder must make the decision whether to tender shares and, if so, how many shares and at what price or prices shares should be tendered.

     Douglas W. Hyde, Chairman and Chief Executive Officer of OshKosh, said, "We believe that this use of cash and borrowings from existing credit facilities will result in a more efficient capital structure for the Company and is consistent with our long-term goal of increasing shareholder value."

     Robert W. Baird & Co. Incorporated will serve as the dealer manager for the tender offer. Georgeson & Company Inc. will serve as the information agent.